EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139615, 333-139617, 333-139961, and 333-149208) and Form S-3 (Nos. 333-132909 and 333-142925) of General Moly, Inc. of our report dated March 21, 2008, relating to the financial statements, which appears in this Form 10-KSB.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP
Denver, Colorado
March 21, 2008